February 22, 2017	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS JANUARY 2017 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for January 2017. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $335.4 million increased 19 percent compared to January 2016 and 1 percent compared to December 2016. The growth in securities commissions and fees was primarily driven by beginning the quarter with higher Private Client Group assets in fee-based accounts.

Client assets under administration reached a record $622.2 billion, reflecting growth of 28 percent over January 2016 and 1 percent over December 2016. Financial assets under management reached a record $81.4 billion, up 26 percent over January 2016 and 2 percent over December 2016. The increase in client assets during the month was largely driven by continued success recruiting and retaining financial advisors in the Private Client Group as well as market appreciation.

“Investment banking in January benefited from higher equity underwriting revenues versus December, which were offset by a decline in tax credit funds syndication fees during the month,” said Chairman and CEO Paul Reilly. “The activity levels for investment banking appear to be improving.”

Record net loans at Raymond James Bank of $15.9 billion grew 17 percent over January 2016 and 1 percent over December 2016.

“Our continued focus on serving financial advisors and clients enabled us to achieve new records for client assets under administration, financial assets under management and net loans at Raymond James Bank,” said Reilly. “Our businesses are well positioned for continued success, although we remain cautious in our outlook for those businesses directly affected by proposed changes in corporate income tax rates.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,100 financial advisors serving approximately 3 million client accounts in more than 2,900 locations throughout the United States, Canada and overseas. Total client assets are approximately $622 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	January 2017	January 2016	% Change	December 2016	% Change
	(20 business days)	(19 business days)		(21 business days)

Total securities commissions and fees (in mil.) (1)	$335.4	$282.0	19%	$331.1	1%

Client assets under administration (in bil.)	$622.2	$485.2	28%	$616.9	1%

Private Client Group assets under administration (in bil.)	$590.9	$457.9	29%	$585.6	1%

Financial assets under management (in bil.) (2)	$81.4	$64.7	26%	$79.7	2%

Raymond James Bank total loans, net (in bil.)	$15.9	$13.6	17%	$15.8	1%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.